Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Inventtech Inc.
(A Development Stage Company)
Las Vegas, Nevada

We consent to the inclusion in the Registration Statement on Form S-1/A (Amendment No. 2) of Inventtech Inc. of our report dated March 22, 2011, relating to the audit of the balance sheet of Inventtech Inc. as of December 31, 2010 and the related statements of expenses, stockholders’ equity and cash flows for the period from April 29, 2010 (inception) through December 31, 2010.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
July 25, 2011